Exhibit 21.  Subsidiaries of the Registrant



                                                   Percentage of Voting
Subsidiary                Place Organized            Securities Owned

Helix Securities
Corporation               Massachusetts            Wholly owned

CTI-Cryogenics, Inc.      U.S. Virgin Islands      Wholly owned

CTI-Cryogenics Ltd.       England                  Wholly owned

CTI-Cryogenics SA         France                   Wholly owned

CTI-Cryogenics GmbH       Germany                  Wholly owned